Exhibit 5.1
Brent D. Fassett
+1 720 566 4025
fassettbd@cooley.com

December 15, 2020
Miragen Therapeutics, Inc.
6200 Lookout Road
Boulder, Colorado 80301
Ladies and Gentlemen:
We have acted as counsel to Miragen Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”), including a related prospectus contained in the Registration Statement (the “Prospectus”), covering the resale by certain persons of up to (i) 72,131 shares (the “Common Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), that is currently outstanding, (ii) 29,446 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of a warrant to purchase Common Stock of the Company (the “Warrant”), and (iii) 26,567,108 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of 398,487 shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.01 (the “Preferred Stock”). We have been advised that the Common Shares, the Warrant and Warrant Shares and a portion of the shares of the Preferred Stock were issued pursuant to that certain Agreement and Plan of Merger, dated October 27, 2020, by and among the Company, Oculus Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Oculus Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company and Viridian Therapeutics, Inc., a Delaware corporation (the “Merger Agreement”) and the balance of the shares of the Preferred Stock were issued pursuant to the Securities Purchase Agreement, dated October 27, 2020, by and among the Company and the several purchasers party thereto (the ”Purchase Agreement”).
In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Amended and Restated Bylaws, each as amended and currently in effect, the Merger Agreement, the Purchase Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than the Company of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
With regard to our opinion regarding the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrant, cause the Warrant to be exercisable for more
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Miragen Therapeutics, Inc. December 15, 2020 Page Two

shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrant) will not be adjusted to an amount below the par value per share of the Common Stock.
With regard to our opinions regarding the Conversion Shares, we express no opinion to the extent that future issuances of securities by the Company, including the Conversion Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Preferred Stock, may cause the Preferred Stock to be convertible into more shares of Common Stock than the number that then remain authorized but unissued.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Common Shares have been validly issued and are fully paid and nonassessable, (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable and (iii) the Conversion Shares, when issued in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
COOLEY LLP

By: /s/ Brent D. Fassett
Brent D. Fassett

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023
t: (720) 566-4000 f: (720) 566-4099 cooley.com